Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276994 and 333-280584 on Form S-3 and Registration Statement Nos. 333-269047 and 333-269784 on Form S-8 of our reports dated February 13, 2025, relating to the financial statements of GE HealthCare Technologies Inc. and the effectiveness of GE HealthCare Technologies Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 13, 2025